UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3D/A

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1405357
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 South Fourth Street

Martins Ferry, Ohio 43935

740-633-0445

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

Scott A. Everson, President & CEO

United Bancorp, Inc.

201 South Fourth Street

Martins Ferry, Ohio 43935

740-633-0445

(Name, address, including Zip Code and telephone number, including area code, of agent for service)

COPIES OF COMMUNICATIONS TO:

David J. Mack, Esq.

Shumaker, Loop & Kendrick, LLP

1000 Jackson

Toledo, Ohio 43604

Phone: (419) 241-9000

Fax: (419) 241-6894

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEES [per rule 457(c)]

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Offering Price(1)	Amount of Registration Fee
Common Stock, $1 par value.	750,000 shares	$13.46	$10,095,000	$1,257.00
Total

(1)	This figure has been estimated solely for the purpose of determining the registration fee. The figure was calculated pursuant to Rule 457(c) using the average of the high and low prices for the common shares of United Bancorp (the “Company” or “Registrant”) reported in the consolidated reporting system as of May 11, 2018 (a date within five business days prior to the filing of this registration statement).

EXPLANATORY NOTE

On August 17, 2006, the Company filed a Registration Statement with the Commission on Form S-3 (Registration No. 333-136708) registering 250,000 shares of its common stock, $1.00 par value per share, (the “Common Stock”) for issuance under the Company’s Dividend Reinvestment and Optional Cash Purchase Plan (the “Plan”). The Company’s Board of Directors has adopted resolutions authorizing the issuance of up to 1,000,000 shares of Common Stock under the Plan. This Post-Effective Amendment No. 1 to the Registration Statement is being filed in accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K for the following purposes: (i) to register an additional 750,000 shares of Common Stock for issuance under the Plan, bringing the total number of registered shares of Common Stock to 1,000,000; and (ii) to modify the Plan Prospectus to reflect updates to Plan administration. Except as described herein, there are no amendments or modifications to the Registration Statement or the related Plan Prospectus.

PART I

INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

UNITED BANCORP, INC.

DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASE PLAN

1,000,000 Common Shares, Par Value $1.00 per Share

United Bancorp, Inc. is offering to its shareholders the opportunity to purchase the Company’s common shares, par value $1.00 per share (the “Common Stock”), by reinvesting dividends or by making optional cash investments under the United Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan (the “Plan”).

Eligible shareholders under the Plan may reinvest all or a portion of their cash dividends in shares of Common Stock, as well as make optional cash investments of $100 or more per investment in Common Stock up to a total of $5,000 per calendar quarter. In addition, dividends on all shares acquired and held in the accounts of participants under the Plan will be automatically reinvested in additional shares of Common Stock.

United Bancorp is a financial holding company with its principal office located at 201 South Fourth Street, Martins Ferry, Ohio 43935, telephone (740) 633-0445. United Bancorp’s common shares are traded on The Nasdaq Stock Market under the symbol “UBCP”.

The Administrator of the Plan will purchase shares of Common Stock for participants either on the open market or, at the discretion of the Company, from the Company. Shares purchased for participants from the Company will be purchased at a price equal to the average of the midpoints, computed to four decimal places, between the high and low prices per share for transactions in United Bancorp common shares on each of the ten trading days immediately preceding the purchase date. If no trading occurs on The Nasdaq Stock Market in the Common Stock on any of the ten trading days immediately preceding the purchase date, the price for the date on which no trading occurs will be determined with reference to the next preceding date on which the Common Stock was traded. If the Administrator of the Plan instead purchases shares on the open market for participants, the price of the shares to participants will be the weighted average price of the shares purchased on the open market with the dividend payment or optional cash investments. No brokerage commissions, fees or service charges will be incurred by participants in connection with purchases of shares under the Plan or for participating in the Plan. The Administrator will charge participants the brokerage commissions and a fee for the sale of shares of Common Stock at the election of the participant.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

The date of this Prospectus is May 16, 2018.

Please read this Prospectus carefully and retain it for future reference. If you have any questions about the Plan, please call American Stock Transfer & Trust Company, LLC, the Plan Administrator, toll free at 877-681-8023. Customer service representatives are available between the hours of 8:00 A.M. and 7:00 P.M. Eastern Time, Monday through Thursday, and between the hours of 8:00 A.M. and 5:00 P.M. Eastern Time on Friday. American Stock Transfer & Trust Company’s website is www.astfinancial.com.

THE COMPANY

The Company, a financial holding company regulated by the Federal Reserve, is headquartered in Martins Ferry, Ohio. The Company provides banking and related financial services through its Ohio chartered subsidiary bank, Unified Bank. The Company’s principal executive offices are located at 201 South Fourth Street, Martins Ferry, Ohio 43935, telephone (740) 633-0445.

THE PLAN

The Plan provides the following conveniences for shareholders:

•	Automatic dividend reinvestment;

•	No commissions or service charges on purchases;

•	Additional investments with same cost savings; and

•	Investments through automatic checking account withdrawals.

Purpose

1.	What is the purpose of the Plan?

The Plan offers holders of Common Stock a systematic method of investing their cash dividends in Common Stock without the payment of any brokerage commission, service charge or other expense in the Plan, other than a nominal cost for safekeeping stock certificates. The Plan also provides the Company with the means of raising new capital since the Company may choose to issue new shares of Common Stock or to sell shares of Common Stock it holds in treasury to participants, as opposed to having the Administrator purchase shares in the open market for participants.

2.	What are some of the advantages of the Plan?

A participant in the Plan who authorizes reinvestment of dividends will have the following options:

a.	Dividend reinvestment on all shares owned of record or later acquired of record.

b.	Subject to the Plan Administrator’s minimum reinvestment requirement discussed under Question 5, a shareholder may indicate any number of shares with respect to which he or she wishes to have dividends reinvested, up to and including the total number of shares that he or she owns of record.

c.

Participants can avoid the inconvenience and expense of safekeeping certificates for shares credited to their Plan accounts since certificates for such shares will only be issued at the request of a participant or upon termination of participation. In addition, at a nominal cost of $7.50 per transaction, participants may deposit shares currently participating in the Plan and being held by them in certificate form with the Plan Administrator. This will relieve participants of the responsibility for loss, theft, or destruction of their certificates participating in the Plan. All shares held by the Plan Administrator must be participating in the Plan.

d.	Periodic statements of account will simplify record keeping.

e.	Dividends on the designated shares will be reinvested in shares of Common Stock at market price (see Question 10). There are no brokerage commissions or service charges for purchases under the Plan. Full investment of funds is possible because the Plan permits fractions of shares, as well as full shares, to be purchased. A statement of account will be mailed to each participant following each payment of a dividend pursuant to the terms of the Plan.

Administration

3.	Who administers the Plan for the participants?

American Stock Transfer & Trust Company (the “Plan Administrator”), the Company’s transfer agent, administers the Plan for participants, keeps records, sends statements of account to participants, and performs other duties related to the Plan. Shares purchased through the Plan or deposited into safekeeping will be registered in the name of the Plan Administrator or its nominee as agent for participants in the Plan.

All inquiries and communications regarding the Plan should include your account number and should be directed to the Plan Administrator at:

American Stock Transfer

and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

877-681-8023

You may access your account (and take certain other actions as discussed further herein) through the Plan Administrator’s website at www.astfinancial.com/login. On your initial visit, you will be required create your online account. To do so, select “Individuals” on the Login page. Under the SHAREHOLDER CENTRAL portal, click on the “Register” button and you will be directed to the Shareholder Registration page. Using your 10 digit account number (provided to you on your account statement) and your social security number or Tax ID number, you will be prompted to create a unique User ID and Account Password. The system will then prompt you to log in to your account and register your security profile. Once you have accepted the terms and conditions, the system will direct you to your Account Information page.

Once you have created your account, you can login at any time using your User ID and Password by going to www.astfinancial.com/login, selecting “Individuals” on the Login page, and then clicking “Login” through the SHAREHOLDER CENTRAL portal.

Eligibility

4.	Who is eligible to participate?

All holders of record of shares of Common Stock of the Company are eligible to participate in the Plan. Before they may participate in the Plan, any beneficial owner of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee) must either become shareholders of record by having their shares transferred into their names, or make appropriate arrangements with their broker or bank to participate in the Plan for the benefit of such shareholder. The Common Stock of the Company is Depository Trust Company (DTC) eligible under CUSIP number 909911109.

You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation.

Participation by Shareholders

5.	How do shareholders participate?

An eligible shareholder may join the Plan by completing and signing the Enrollment Application enclosed herewith and returning it to the Administrator. An Enrollment Application Form may be obtained at any time by contacting the Plan Administrator or by downloading a copy of the form online from the Plan Administrator’s website (www.astfinancial.com) through the INVEST ONLINE portal.

You may also enroll in the Plan online through the Plan Administrator’s website (www.astfinancial.com/login). Once you have logged in (see Question 3), you may initiate the enrollment process through the website’s SHAREHOLDER CENTRAL portal.

You may also enroll to have your dividends reinvested by completing the Dividend Reinvestment stub attached to your dividend check, or by sending a letter of instruction to the Plan Administrator.

You may reinvest your entire dividend or just a portion of it. Please be advised that partial enrollments are not currently accepted on the website, and must be submitted to the Plan Administrator in writing. In addition, the Plan Administrator requires shareholders to reinvest a minimum of 10% of their share balance with respect to each scheduled cash dividend disbursement date. If dividend reinvestment with respect to a participant’s Plan account falls below the Plan Administrator’s mandatory 10% threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

6.	When may an eligible shareholder join the Plan?

An eligible shareholder may join the Plan at any time. If the Enrollment Application is received by the Administrator by the dividend record date (dividend record dates normally occur in March, June, September and December), the next dividend paid will be used pursuant to the Plan, to purchase shares of Common Stock. If the Enrollment Application is received after the dividend record date, that dividend will be paid in cash and participation in the Plan will begin with the subsequent cash dividend payment.

7.	What does the Enrollment Application provide?

The Enrollment Application Form enrolls the participant in the Plan and it directs the Administrator to either reinvest all dividends or dividends on a designated number of shares of the Common Stock registered in the participant’s name. Subject to the Plan Administrator’s minimum reinvestment requirement discussed under Question 5, the number of shares on which a shareholder may reinvest dividends may be any number, up to and including the total number of shares owned of record.

8.	Can shareholders participate with less than 100% of their cash dividends?

Yes. Eligible shareholders have the option under the Plan to designate the number of shares to participate in the Plan for shares held in their possession. Once the number of shares to participate has been selected, that number will remain in effect until the election is changed.

9.	May shareholders change their election under the Plan?

Yes. At any time, shareholders may change their election of the number of shares of Common Stock participating in the Dividend Reinvestment Plan. To do so, a new Enrollment Application Form must be completed and returned. The answer to Question 5 describes how to obtain and return an Enrollment Application Form. Any change of election concerning the reinvestment of dividends must be received by the Administrator prior to the dividend record date to be effective for that dividend.

Purchases

10.	What will be the price of Common Stock purchased under the Plan?

We may choose to have shares purchased on the open market or directly from United Bancorp. The price per share of all shares purchased in the open market will be the market price of such shares on the The Nasdaq Stock Market on the date of purchase. The price at which the shares will be deemed to have been acquired for participants’ Plan accounts will be the weighted average price of shares purchased as a result of any single dividend payment by the Company or the aggregate amounts of optional cash investments.

If we choose to sell newly issued or treasury shares to participants, the price per share will be the average of the midpoints, computed to four decimal places, between the high and low prices per share for transactions in United Bancorp common shares on each of the ten trading days immediately preceding the purchase date. If no trading in the shares occurs on The Nasdaq Stock Market in common shares on any one or more of the ten trading days immediately preceding the purchase date, the price for the date on which no trading occurs will be determined with reference to the next preceding date on which the shares were traded.

11.	How are shares acquired under the Plan?

Shares of Common Stock of the Company acquired by participants in the Plan will either be purchased directly from the Company or on the open market.

12.	How will the number of shares purchased for each participant be determined?

The number of shares that will be purchased from a participant’s dividend or optional cash investment will depend on the amount of that dividend or the amount of the participant’s optional cash investment and the applicable purchase price of the Common Stock. The participant’s account will be credited with the number of shares, including any fractional share (computed to the third decimal), that results from dividing the amount of dividends or the optional cash payment to be invested by the applicable purchase price.

13.	When will purchases of Common Stock be made?

The Administrator will purchase Common Stock for the Plan on the dividend payment date or, with respect to optional cash payments, on the tenth day of each month (or the next business day if the tenth day of the month is not a business day).

Dividends

14.	Will dividends be paid on shares held in Plan accounts?

Yes. Cash dividends on full shares and any fraction of a share credited to each Plan account will be reinvested automatically in full under the Plan in additional shares of Common Stock and credited to each account.

Costs

15.	Are there any out-of-pocket expenses to a shareholder who participates in the Plan?

You will not pay any brokerage commissions or service charges for participating in the Plan, other than those described below. Except as described in this Prospectus, we will pay the costs of administering the Plan.

Dividend reinvestment fee	No charge

Purchase by check	No charge

Monthly bank account withdrawals	No charge

Duplicate statement	No charge for statements for the current fiscal year; $25 per statement for prior years

Stock certificate	No charge

Safekeeping	$7.50 per transaction

Withdrawal/termination from Plan	No charge

Returned check/insufficient funds	$26.00 per check

Sale of stock	$15.00 plus brokerage commissions and any applicable transfer tax incurred

If a check is returned for insufficient funds, the Plan Administrator reserves the right to sell all or a portion of your Plan shares to cover the returned check fee.

Optional Cash Payments

16.	May cash be added to purchase additional shares?

Yes. Additional shares may be purchased with optional cash payments by participants in the Plan.

17.	How can I make an optional cash payment to purchase additional shares?

You may authorize the Plan Administrator, on an Enrollment Application, to make either a one-time optional cash investment or recurring monthly purchases of a specified dollar amount. Recurring optional cash investments are paid for by automatic withdrawal from your bank account. One time optional cash payments may also be mailed to the Plan Administrator with the tear-off portion of your account statement (sent in conjunction with each scheduled dividend) or purchase transaction advice, or via detailed written instructions.

You may also make optional cash investments online through the Plan Administrator’s website at www.astfinancial.com/login. Once you have logged in (see Question 3), you may initiate either a one-time optional cash investment or schedule recurring monthly purchases through the website’s SHAREHOLDER CENTRAL portal.

Funds will be withdrawn from your bank account, via electronic funds transfer (EFT), on the tenth day of each month (or the next following day if the tenth is not a business day). To terminate or modify recurring monthly purchases, you must send the Plan Administrator written, signed instructions. It is your responsibility to notify the Plan Administrator in writing if your direct debit information changes. Terminations and modifications with respect to recurring optional cash investments may not be made online through the Plan Administrator’s web site.

18.	When will optional cash payments be invested?

Optional cash payments received by the Plan Administrator will be invested in additional shares on the tenth day of each month (or the next following business day if the tenth day of the month is not a business day). No interest will be paid on any optional cash payment while held by the Plan Administrator.

19.	What is the maximum aggregate amount of cash that can be invested through optional cash payments?

Up to $5,000 per calendar quarter in optional cash payments can be invested in the Plan. Each optional cash payment must be at least $100. Whether you make any optional cash payments to invest in Common Stock is completely at your discretion.

In the case of a nominee who holds Common Stock for more than one beneficial owner, optional cash investments of more than $5,000 per quarter may be made provided such nominee certifies to the Plan Administrator and the Company, accompanied by such documentation as the Company may require, that each beneficial owner is not making optional cash investments in excess of the quarterly limit.

The Company reserves the right, in its sole discretion, to determine who is an owner for purposes of the foregoing restriction, and, without limitation, to determine whether optional cash payments by any particular owner aggregate more than $5,000 in any quarter. The Company may require evidence satisfactory to it in its sole discretion to demonstrate compliance with the $5,000 limitation.

Reports to Participants

20.	What reports will be sent to participants in the Plan?

A statement of account showing amounts invested, purchase prices, shares purchased, and other information for the year to date will be mailed quarterly to each participant as soon as practicable after each dividend payment date, normally within 10 business days following such purchase. These statements are a continuing record of current activity and the cost of purchases and should be retained for tax purposes. A year-end statement will also be mailed.

In addition, participants will receive copies of communications sent to all holders of the Company’s Common Stock, including the annual report to shareholders, quarterly reports provided to shareholders, a notice of the annual meeting of shareholders and proxy statements, and information for reporting dividend income for federal income tax purposes.

Certificates for Shares

21.	How are shares of Common Stock purchased under the Plan held by the Plan Administrator?

Shares of Common Stock purchased through the Plan for a participant will be registered in the name of the Plan and credited to a separate account established on behalf of each participant in book entry form. The number of shares credited to a participant’s Plan account, as well as the number of shares of Common Stock on which dividends are being reinvested will be shown on the periodic statement of the participant’s account.

22.	In whose name will shares be registered when issued?

Accounts under the Plan will be maintained in the name in which participants’ shares of Common Stock were registered at the time they enrolled in the Plan. Consequently, shares of Common Stock will be similarly registered when issued (either in certificated or book entry form) unless the participant requests issuance of the shares in a different name(s). If different registration of the shares is desired, the participant should call the Plan Administrator for transfer instructions (see Question 3).

23.	May shares in a Plan account be pledged?

No. Shares of Common Stock credited to the Plan account may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign such shares must request that a certificate for such shares be issued in his or her name or, alternatively, have such shares registered in the participant’s name in book entry form.

Withdrawal of Shares

24.	How does a participant withdraw shares from the Plan?

A participant may, at any time, without terminating participation in the Plan, request the Plan Administrator to issue the participant a certificate for all or part of the whole shares of Common Stock credited to his or her Plan account or have such shares transferred into a book entry account in his or her own name. Such requests, specifying the number of whole shares to be withdrawn, may be submitted to the Plan Administrator in writing or initiated online through the Plan Administrator’s website at www.astfinancial.com. To initiate withdrawals online, you must log in to your account (see Question 3). Once logged in, your request may be executed through the website’s SHAREHOLDER CENTRAL portal. Fractional shares will not be issued to participants under any circumstances.

Shares of Common Stock so withdrawn will be issued in the name of the participant in either certificated or book entry form at the earliest possible opportunity.

Any remaining whole or fractional shares in a participant’s Plan account will continue to be credited to the Plan account. After a participant withdraws shares of Common Stock from his or her Plan account, cash dividends on such shares will continue to be reinvested in accordance with the instructions given by the participant on his or her most recently dated Enrollment Application Form, so long as the participant remains the record holder of such shares and has not terminated his or her participation in the Plan.

All shares of Common Stock credited to a participant’s Plan account will be issued in the name of the participant (either in certificated or book entry form) when are participant terminates his or her enrollment in the Plan.

25.	Can a participant sell shares of Common Stock held in his or her Plan account?

You may instruct the Plan Administrator to sell shares held in your Plan account by doing any of the following:

•	Access the Plan Administrator’s website at www.astfinancial.com/login. Once you have logged in (see Question 3), you may submit your sale instructions to the Plan Administrator through the website’s SHAREHOLDER CENTRAL portal

•	Call the toll-free telephone number supplied in this prospectus to access the Plan Administrator’s automated telephone system.

•	Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the Plan Administrator.

If there is more than one individual owner on the Plan account, all participants must authorize the transaction and sign the instruction.

As with purchases, the Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through a broker. Sales will be made daily. The Plan Administrator may, at its discretion, sell shares less frequently (but no later than five trading days after receipt of the instruction to sell) if the total number of shares to be sold is not sufficient.

The selling price will not be known until the sale is completed. Instructions to sell sent to the Plan Administrator may not be rescinded.

The proceeds of the sale, less an administrative fee of $15.00 and commission, will be sent to you by check along with a Form 1099-B for income tax purposes (generally within four days following the sale).

Proceeds from the sale of shares of Common Stock will depend on, among other things, the market price of the Common Stock at the time the sale order is directed by the Plan Administrator. Such market price may vary significantly between the time the participant submits his or her request for sale of the shares and the time the sale order is directed by the Plan Administrator with a broker. There can be no guarantee that the shares of Common Stock will be sold at a specific price.

26.	What happens to any fractional share when a participant directs the Plan Administrator to sell or withdraw all shares from his or her Plan account?

Any fractional share will be directed to be sold by the Plan Administrator and a cash payment made for the sale price thereof, less any applicable fees and commissions, and any applicable transfer tax incurred. The net proceeds of any fractional share, together with any proceeds from the sale of whole shares or a certificate for whole shares, as the case may be, will be mailed to the participant.

Termination of Participation in the Plan

27.	How does a participant terminate participation in the Plan?

A participant may terminate his or her participation in the Plan at any time by notifying the Plan Administrator (see Question 3). If notice of termination is received at least two days before the payment date for a cash dividend, that dividend will be paid, in cash, to the participant; otherwise that dividend will be reinvested for the participant’s Plan account. Following termination, no dividends will be reinvested. Any optional cash payment which has been received by the Plan Administrator prior to receipt of notice to discontinue dividend reinvestment will be invested in accordance with the Plan unless return of the payment is requested in a written notice received by the Plan Administrator at least 48 hours prior to the date when such cash payment is to be invested. Thereafter, the participant’s participation in the Plan will be terminated, the Plan account will be closed, and all dividends on Common Stock held by the participant of record will be paid directly to that participant.

Termination of dividend reinvestment will automatically terminate a participant’s right to invest in additional shares of Common Stock by making optional cash payments.

28.	What will participants receive when they terminate participation in the Plan?

The Plan Administrator will send to a participant who has terminated participation in the Plan a certificate for the number of whole shares in his or her Plan account unless the participant requests that his or her shares be registered in book entry form. Any fractional share will be sold and a cash payment will be made to the participant for the sale price thereof, less any applicable fees and commissions and any applicable transfer tax incurred.

29.	May a former participant later rejoin in the Plan after termination?

Yes. Any eligible shareholder of record may rejoin the Plan at any time by completing a new Enrollment Application. However, the Company may reject any Enrollment Application from a previous participant on grounds of excessive termination and rejoining.

General Information

30.	What happens when a participant sells or transfers all shares of Common Stock held directly in his or her own name?

If a participant disposes of all of the shares of Common Stock held in his or her own name in certificated or book entry form, the Plan Administrator will continue to reinvest the dividends on all shares credited to that participant’s Plan account, provided there is at least one full share of Common Stock in his or her Plan account.

31.	What happens when a participant who is reinvesting dividends on all or a portion of the shares of Common Stock held directly in his or her own namesells or transfers a portion of such shares?

If a participant who is reinvesting cash dividends on all of the shares of Common Stock held in his or her own name in either certificated or book entry form disposes of a portion of such shares, the Plan Administrator will continue to reinvest the dividends on the remainder of such shares and, of course, will continue to reinvest the dividends on the shares of Common Stock credited to the participant’s Plan account.

If a participant who is reinvesting cash dividends on a portion of the shares of Common Stock held in his or her own name in either certificated or book entry form disposes of a portion of such shares, the Plan Administrator will continue to reinvest cash dividends on the remainder of such shares up to the number of shares of Common Stock authorized in the participant’s most recently dated Enrollment Application and will continue to reinvest the cash dividends on the shares credited to the participant’s Plan account.

For example, if a participant selected the partial dividend reinvestment option and authorized the Plan Administrator to reinvest the cash dividends paid on 50 shares of a total of 100 shares of Common Stock held in certificate form, and then the participant disposes of 25 shares of Common Stock, the Plan Administrator would continue to reinvest the cash dividends paid on 50 of the remaining 75 shares. If instead the participant disposed of 75 shares of Common Stock, the Plan Administrator would continue to reinvest the cash dividends paid on the remaining 25 shares of Common Stock.

32.	What happens if the Company declares a stock dividend or stock split?

Shares of Common Stock distributed by the Company pursuant to a stock dividend or a stock split with respect to shares of Common Stock owned by the participant and held in in his or her name will likewise be issued to the Participant in his or her name, which additional shares will participate in the reinvestment of dividends if the option to reinvest on all shares was selected at the time of enrollment. (See Question 8.) Shares of Common Stock issued pursuant to a stock split or stock dividend on shares held in the Plan and allocated to the account of a participant, will be automatically added to such account and will automatically participate in the reinvestment of dividends. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or other corporate action.

33.	How will a participant’s shares held by the Plan Administrator be voted at shareholder meetings?

Each participant in the Plan will receive a voting authorization card on which to indicate how the shares held by the Plan Administrator in such participant’s Plan account should be voted. The Plan Administrator will vote at any annual or special meeting of shareholders full shares of Common Stock held for each participant’s account under the Plan in accordance with the directions provided by the participant to the Plan Administrator. Fractional interests will not be voted. In the event that a participant provides no direction to the Plan Administrator, shares held by the Plan Administrator for that participant under the Plan will not be voted. If a participant also holds shares of Common Stock registered in his or her own name, such participant will receive a separate proxy card for those shares in connection with any meeting of shareholders.

34.	What is the responsibility of the Company and the Plan Administrator under the Plan?

In administering the Plan, the Company and the Plan Administrator will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant’s Plan account upon such participant’s death or adjudicated incompetency prior to receipt of notice in writing of such death or incompetency, or any claim with respect to the timing or price of any purchase or sale.

Participants must recognize that neither the Company nor the Plan Administrator can assure them of a profit or protect them against a loss on shares purchased or sold under the Plan.

The Plan does not represent a change in the Company’s dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors in light of the Company’s earnings, financial condition and other factors.

35.	May the Plan be changed or discontinued?

Although the Company intends to continue the Plan in the future, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Written notice of any such amendment, suspension, modification or termination will be sent by the Company to participants, but the absence of notification will not affect the effectiveness of the amendment, suspension, termination or modification.

If the Company terminates the Plan for the purpose of establishing another dividend reinvestment and Common Stock purchase plan, participants in the Plan will, if the Company so elects, be enrolled automatically in such other plan and shares credited to their Plan accounts will be credited automatically under such other plan unless notice to the contrary is received.

The Company also reserves the right to terminate any shareholder’s participation in the Plan at any time.

36.	How is the Plan to be interpreted?

The Plan, the Enrollment Application, and the participants’ Plan accounts shall be governed by and construed in accordance with the laws of the State of Ohio and applicable state and federal securities laws, and cannot be modified orally. Any question of interpretation arising under the Plan will be determined by the Company and any such interpretation will be final.

The Company may adopt rules and regulations for the administration of the Plan.

37.	What is sufficient notice to a participant?

Any notice which is to be given by the Plan Administrator to a participant shall be in writing and shall be deemed to have been sufficiently given for all purposes when deposited, postage prepaid, in the United States mail, addressed to the participant at the participant’s address as it shall last appear on the Plan Administrator’s records.

38.	Can successor Plan Administrators be named?

The Company may from time to time designate a successor Plan Administrator under the Plan.

39.	What are the income tax consequences of participation in the Plan?

The following summary sets forth the general federal income tax consequences for an individual participating in the Plan. This discussion is not, however, intended to be an exhaustive treatment of such tax considerations. Future legislative changes or changes in administrative or judicial interpretations, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the Plan, each participant is urged to consult his or her own tax advisor to determine the particular tax consequences (including state income tax consequences) that may result from participation in and the subsequent disposal of shares purchased under the Plan.

In general, participants reinvesting dividends under the Plan have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the shares of Common Stock held of record by such participants and such participants’ Plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of Common Stock under the Plan. Additionally, in the case of shares purchased on the open market with reinvested dividends or optional cash contributions, the amount of brokerage commissions paid by the Company on behalf of participants will be treated as a distribution subject to income tax in the same manner as dividends.

Shares or any fractional interest thereof of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of such reinvested dividends. The shares or any fractional interest thereof will have a holding period beginning on the day following the purchase date.

Shares or any fractional interest thereof purchased with optional cash investments will have a tax basis equal to the amount of such payments. The holding period for such shares or fractional interest thereof will begin on the day following the purchase date.

A participant will not recognize any taxable income when he or she requests that shares credited to his or he account be issued in his or her own name directly (either in certificated or book entry form), either upon a special request or upon withdrawal from or termination of the Plan. However, participants will recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by the participants after withdrawal from or termination of the Plan. Participants will also recognize gain or loss when they receive cash payments for fractional interests in shares credited to their account upon withdrawal from or termination of the Plan. The amount of gain or loss will be the difference between the amount a participant receives for his or her whole shares or fractional interests and the tax basis for such shares. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a capital gain or loss, and will be long-term or short-term depending on the holding period.

If a participant is a foreign shareholder whose dividends are subject to United States income tax withholding, or a participating domestic shareholder subject to backup withholding, the tax required to be withheld will be deducted from the amount of cash dividends reinvested. Since such withholding tax applies also to a dividend on shares credited to the participant’s Plan account, only the net dividend on such shares will be applied to the purchase of additional shares of Common Stock. The Company cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.

USE OF PROCEEDS

United Bancorp common shares acquired under the Plan that are purchased for the Plan in open market transactions will provide no cash proceeds to United Bancorp. Proceeds from the sale of shares purchased from United Bancorp, net of general offering expenses, will be added to the general funds of the Company and will be available for its general corporate purposes, including working capital requirements and contributions to the Bank to support its operations, growth and expansion.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC on the Internet at the SEC’s website, http://www.sec.gov, through our website at http://www.unitedbancorp.com under the heading “SEC Filings,” or at the SEC’s public reference facilities at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference all documents listed below, all filings made pursuant to the Exchange Act of 1934 after the date of the filing of this registration statement and prior to effectiveness and any future filings made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is terminated.

The documents we incorporate by reference are:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

(2)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to in clause (1) above.

(3)	The description of our Common Stock included in our Current Report on Form 8-K filed with the SEC on February 28, 2005 pursuant to the Exchange Act.

(4)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing Randall M. Greenwood, The Company’s Executive Vice President and Chief Financial Officer, at 201 South Fourth Street, Martins Ferry, OH 43935 or by calling (740) 633-0445.

LEGAL MATTERS

Shumaker, Loop & Kendrick, LLP will deliver an opinion to us about the validity of the issuance of shares of our common stock in this offering.

EXPERTS

The consolidated statements of financial condition of United Bancorp, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017 have been audited by BKD, LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Company’s Amended and Restated Code of Regulations, directors and officers of the Company are entitled to be indemnified to the fullest extent permitted by law in connection with actual or threatened lawsuits or proceedings arising out of their service to the Company or to another organization at the request of the Company.

Under Section 1701.13 of the Ohio General Corporation Law, a corporation may indemnify any director, officer, employee or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending or completed action or suit related to the person’s position with the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 1701.13 provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.. Ohio law requires a corporation to indemnify any person for reasonable expenses incurred if he or she was successful in the defense of any action, suit or proceeding or part thereof. Ohio law prohibits indemnification of a person finally judged to have been knowingly fraudulent or deliberately dishonest or who has acted with willful misconduct or in violation of applicable law. Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the action, suit or proceeding if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Ohio law and the Company’s Amended and Restated Code of Regulations, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

You should rely only on the information contained or incorporated by reference in this document to make your determination on whether or not to make an investment in the United Bancorp common shares offered hereby. No one has been authorized to provide any information that is different from what is contained in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an itemized statement of the fees and expenses (all but the SEC fees are estimates that assume an offering period of approximately four to five years) in connection with the issuance and distribution of the shares of common stock being registered hereunder. All such fees and expenses shall be borne by United Bancorp, Inc.

SEC registration fees	$1,257
Printing expenses	3,000
Administrator fees and expenses	50,000
Legal fees and expenses	25,000
Opinion Fee	5,000
Accounting fees and expenses Postage	5,000 15,000
Miscellaneous	2,500
Total	$106,757

Item 15. Indemnification of Directors and Officers

Under Section 1701.13 of the Ohio General Corporation Law, a corporation may indemnify any director, officer, employee or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending or completed action or suit related to the person’s position with the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 1701.13 provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.. Ohio law requires a corporation to indemnify any person for reasonable expenses incurred if he or she was successful in the defense of any action, suit or proceeding or part thereof. Ohio law prohibits indemnification of a person finally judged to have been knowingly fraudulent or deliberately dishonest or who has acted with willful misconduct or in violation of applicable law. Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the action, suit or proceeding if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification.

Section 29 of the Company’s Amended and Restated Code of Regulations provides for indemnification to the full extent permitted by law. The Company also maintains a directors’ and officers’ liability insurance policy, including reimbursement of the Company, for the purpose of providing indemnification to its directors and officers in the event of such a threatened, pending or completed action, as permitted by Ohio law.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation

3.2	Amended and Restated Code of Regulations

5.1	Opinion of Shumaker, Loop & Kendrick, LLP

23.1	Consent of Shumaker, Loop & Kendrick, LLP

23.2	Consent of BKD, LLP

24.1	Power of Attorney

99.1	Plan Enrollment Form

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in the form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation(1)

3.2	Amended and Restated Code of Regulations(2)

5.1	Opinion of Shumaker, Loop & Kendrick, LLP

23.1	Consent of Shumaker, Loop & Kendrick, LLP(3)

23.2	Consent of BKD, LLP

24.1	Power of Attorney

99.1	Plan Enrollment Form

(1)	Incorporated by reference to Appendix B to the registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 14, 2001
(2)	Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2016.
(3)	Included in Opinion of Shumaker, Loop & Kendrick, LLP (Exhibit Number 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martins Ferry, State of Ohio, on May 17, 2018.

UNITED BANCORP, INC.

By	/s/ Scott A. Everson
Scott A. Everson, President and
Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott A. Everson	President, Chief Executive Officer and Director	May 17, 2018
Scott A. Everson	(Principal Executive Officer)

/s/ Randall M. Greenwood	Executive Vice President and Chief Financial Officer	May 17, 2018
Randall M. Greenwood	(Principal Financial and Accounting Officer)

Directors*

Gary W. Glessner

John M. Hoopingarner

Richard L. Riesbeck

*	For each of the above directors pursuant to power of attorney filed with the Registration Statement

By	/s/ Randall M. Greenwood

Randall M. Greenwood, Executive Vice President and Chief Financial Officer
(pursuant to power of attorney)